As filed with the Securities and Exchange Commission on April 29, 2022

Registration No. 333-238453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MGM Growth Properties LLC

(Exact name of registrant as specified in its charter)

Delaware	47-5513237
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1980 Festival Plaza Drive, Suite 750

Las Vegas, Nevada 89135

(702) 669-1480

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samantha Sacks Gallagher

Executive Vice President, General Counsel and Secretary

VICI Properties Inc.

535 Madison Avenue, 20th Floor

New York, New York 10022

(646) 949-4631

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Bonser, Esq

Andrew S. Zahn, Esq

Hogan Lovells US LLP

555 13th Street Northwest

Washington, D.C. 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-238453) (the “Registration Statement”) of MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), which was filed with the U.S. Securities and Exchange Commission on May 18, 2020.

On April 29, 2022, pursuant to the terms of the Master Transaction Agreement, dated as of August 4, 2021, by and among the Company, MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Company LP”), VICI Properties Inc., a Maryland corporation (“VICI”), Venus Sub LLC, a Delaware limited liability company (“REIT Merger Sub”), VICI Properties L.P., a Delaware limited partnership, VICI Properties OP LLC, a Delaware limited liability company, and MGM Resorts International, a Delaware corporation, (i) the Company merged with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity (the “REIT Merger” and such surviving entity, the “REIT Surviving Entity”), and (ii) immediately thereafter, the REIT Surviving Entity merged with and into the Company LP, with the Company LP continuing as the surviving entity and as a subsidiary of VICI under the name “VICI Properties 2 L.P.” (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”).

As a result of the Mergers, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company LP, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 29, 2022.

VICI Properties 2 L.P. (as successor by merger to MGM Growth Properties LLC)

By:	/s/ Samantha S. Gallagher
Name: Samantha S. Gallagher
Title: Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.